Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD STRENGTHENS FINANCIAL MANAGEMENT TEAM

Newport Beach, CA – March 10, 2008 – American Vanguard Corporation (NYSE:AVD) today announced that it has appointed David T. Johnson as Chief Financial Officer and that James A. Barry, the Company’s CFO for the past 22 years, will continue with the Company in his new role as Chief Administrative Officer, Treasurer and Assistant Secretary, effective immediately.

Mr. Johnson’s extensive experience includes over 20 years of financial management for a number of prominent multinational corporations including, Director of Finance for Amcor Flexibles UK Ltd. (a $500 million manufacturer of decorative packaging and subsidiary of Amcor, a multibillion dollar corporation based in Australia) and VP of Finance for Sterer Engineering, a subsidiary of Eaton Aerospace (an $8.5 billion Cleveland based multinational company). During his career, he has demonstrated capabilities in financial control, operational improvement, systems integration, strategic planning, and personnel management and development. His international experience in specialty chemicals, aerospace components, and packaging / distribution includes both corporate headquarters and line manufacturing environments.

Mr. Barry, whose contributions in finance and accounting have been critical to the growth of American Vanguard over the past decade, will focus his efforts on a number of key objectives. His responsibilities include: maintaining the Company’s excellent banking relationships; overseeing the firm’s risk management and insurance programs; consolidating employee benefit administration; directing compliance with regulatory disclosure requirements; and refining processes used in budgeting.

Eric G. Wintemute, President & Chief Executive Officer of American Vanguard, commented, “We felt it was important to expand and strengthen our management team at this time since we anticipate significant domestic and international growth. We are pleased to have attracted a financial executive of David’s caliber to join our Company. His considerable experience overseas and his demonstrated skill set in financial management will play an important role in our development as a global player in the dynamic worldwide market for crop protection.”

Mr. Wintemute continued, “It is also a great pleasure to provide a new opportunity to Jim Barry, a member of our team who knows this Company intimately and whose efforts have been indispensable to American Vanguard’s progress-to-date. Jim’s new role is tailored to his key strengths in banking relationships, risk management, human resources, budgeting and regulatory disclosure.”

Mr. Wintemute concluded, “The combination of David’s many functional strengths and international experience with Jim’s inherent knowledge and administrative skills provides American Vanguard with the management leadership needed for a publicly-traded firm with significant growth potential. We are delighted to have both of them on our team and we are confident that our organization will benefit greatly from their contributions and collaboration.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati (212) 836-9611 Lcati@equityny.com
williamk@amvac-chemical.com		Linda Latman (212) 836-9609 Llatman@equityny.com

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